Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-229783-05

**PRICING DETAILS** $1.273+Bn Mercedes-Benz (MBALT) 2021-A Prime Auto Lease ABS

Joint Leads: MUFG (struc), Mizuho and TD
Co-Managers: Credit Agricole, Wells Fargo

Cls	Amt($MM)	WAL*	S/M**	P. Win	E.Fin	L.Fin	Bench	SPD	Yield	Coupon	Price

A-1	245.000	0.21	A-1+/P-1	1-6	7/21	2/22	IntL	-5	0.14694%	0.14694%	100.00000%
A-2	490.000	0.82	AAA/Aaa	6-15	4/22	3/23	EDSF	+0	0.181%	0.18%	99.99924%
A-3	428.000	1.73	AAA/Aaa	15-28	5/23	1/24	EDSF	+6	0.256%	0.25%	99.98989%
A-4	110.860	2.42	AAA/Aaa	28-30	7/23	10/26	IntS	+9	0.324%	0.32%	99.99089%

* Priced to 100% PPC to maturity
** Expected Ratings

- Transaction Details –
BBG Ticker: MBALT 2021-A
Deal Size: $1.273Bn+
Exp. Ratings: S&P / Moody's
Expected Settle: 1/27/2021
First Pay: 2/16/2021
Min Denoms: $1k x $1k
Format: SEC Registered
ERISA: Yes
Risk Retention: US RR – Yes, EU RR - No
B&D: MUFG

- CUSIPs and ISINs -
A1 58770GAA8 US58770GAA85
A2 58770GAB6 US58770GAB68
A3 58770GAC4 US58770GAC42
A4 58770GAD2 US58770GAD25

- AVAILABLE MATERIALS –
Preliminary Prospectus and FWP (attached)
Intex CDI File (attached)
Intex Deal Name: mitmbalt_2021-a Passcode: 4936
Roadshow Link: www.netroadshow.com
Roadshow Entry Code: MBALT2021A

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.